February 27, 2009

Mr. Julian F. Sluyters
President and Principal Executive Officer
Old Mutual Capital, Inc.
4643 South Ulster Street, Suite 600
Denver, CO 80237

Re:	Investment Sub-Advisory Agreement dated
April 19, 2006 between Old Mutual Funds II
(OMF II or the Trust), on behalf of the Old Mutual
Focused Fund (the Fund), Old Mutual Capital, Inc.
(Old Mutual Capital), and Liberty Ridge Capital, Inc.
(Liberty Ridge) (the Sub-Advisory Agreement)

Dear Mr. Sluyters,

Pursuant to Paragraph 6 of the Sub-Advisory Agreement,
the Sub-Advisory Agreement may be terminated by
Old Mutual Capital upon thirty (30) days' written
notice to the Trust and Liberty Ridge.  Old Mutual
Capital hereby provides notice of the termination
of the Sub-Advisory Agreement following the close
of business on March 31, 2009 (the Effective Time).
Until the Effective Time, Old Mutual Capital will
work with Liberty Ridge to ensure the orderly
transition of the portfolio management of the
Fund, pursuant to the terms of the Sub-Advisory Agreement.
Please acknowledge your acceptance of the
terms of this termination notice by signing
in the appropriate place below.
Yours sincerely,
/s/ Mark E. Black

Mark E. Black, Chief Financial Officer
for and on behalf of
OLD MUTUAL CAPITAL, INC.
Acknowledged and agreed,
/s/ Julian F. Sluyters

Julian F. Sluyters, President and Principal
Executive Officer
for and on behalf of
OLD MUTUAL CAPITAL, INC.

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